UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 15

Certificate and Notice of Termination of Registration under Section 12(g)
                                  of the
  Securities Exchange Act of 1934 or Suspension of Duty to File Reports
   Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                  Commission File Number:    0-14772

                   JW Charles Financial Services, Inc.
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)



  -----------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's
                       principal executive offices)

                        COMMON STOCK, $ .001 par value
         --------------------------------------------------------
         (Title of each class of securities covered by this Form)

                                 N/A
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    (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rules provision(s) relied upon to terminate or suspend duty to file reports:

      Rule 12g-4(a)(1)(i)   [ x ]       Rule 12h-3(b)(1)(ii)     [ x ]
      Rule 12g-4(a)(1)(ii)  [   ]       Rule 12h-3(b)(2)(i)      [   ]
      Rule 12g-4(a)(2)(i)   [   ]       Rule 12h-3(b)(2)(ii)     [   ]
      Rule 12g-4(a)(1)(ii)  [   ]       Rule 15d-6               [   ]
      Rule 12h-3(b)(1)(i)   [   ]



     Approximate number of holders of record as of the
certification or notice date:    1
                              ------

     Pursuant to the requirements of the Securities Exchange Act of 1934, JW Charles Financial Sertices, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                         JW CHARLES FINANCIAL SERVICES, INC.



DATE: June 12, 1998      By: /s/ Joel E. Marks
                              Title:  Vice Chairman and Chief
                                   Financial Officer